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                                                                 EXHIBIT 99.6


                                   AGREEMENT

                 THIS AGREEMENT (the "Agreement"), dated as of July 29, 1997, among Laidlaw Inc., a Canadian corporation ("Parent"), EHI Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and each other person whose name is set forth on the signature pages hereto (individually, a "Seller" and collectively, the "Sellers").

                 WHEREAS, Parent, the Purchaser, and EmCare Holdings Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, that Purchaser, upon the terms and subject to the conditions thereof, will make a tender offer (the "Tender Offer") for all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), and thereafter Purchaser and the Company will be merged (the "Merger") (the Tender Offer and Merger being collectively referred to as the "Acquisition Transaction"); and

                 WHEREAS, each Seller is the holder or beneficial owner of, or has dispositive and voting authority for, the number of shares of the Common Stock set forth opposite the name of such Seller on the signature pages hereto (collectively, the "Shares"); and

                 WHEREAS, as a condition to the willingness of Purchaser and Parent to enter into the Merger Agreement, Purchaser and Parent have required, among other things, that the Sellers execute and deliver this Agreement; and

                 WHEREAS, the Sellers are desirous of inducing Purchaser and Parent to enter into the Merger Agreement and, therefore, are desirous of executing and delivering this Agreement.

                 NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                            Acquisition Transaction

                 Section 1.1 Tender Offer. The parties acknowledge that the Purchaser and Parent would not have entered into the Merger Agreement without the concurrent execution of this Agreement and that the Sellers, the Parent and the Purchaser would not have entered into this Agreement without the concurrent execution of the Merger Agreement. In connection with the Tender Offer, each Seller severally agrees that such Seller will promptly tender, and not withdraw, the Shares of such Seller pursuant to the terms of the Tender Offer.

                 Section 1.2 Grant of Irrevocable Proxy. Each Seller hereby irrevocably grants to the Purchaser, James R. Bullock and Ivan R. Cairns, or any of them (each a "Proxyholder"), each with full power of substitution, a proxy to exercise all voting and other rights with respect to all such
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Seller's Shares, including without limitation, with respect to the Merger and the other matters contemplated by the Merger Agreement. All prior proxies and powers given by each Seller with respect to such Seller's Shares are, without further action, hereby revoked for so long as this Agreement is in effect, and no subsequent proxies or powers may be given, and if given will not be effective. Each Proxyholder will, with respect to the Shares, be empowered to exercise all voting and other rights of the Sellers with respect to the Shares as such Proxyholder, in his or its sole discretion, may deem proper at any meeting of the Company's shareholders, by written consent or otherwise. The foregoing proxy may be exercised by any Proxyholder only to the extent consistent with the terms of this Agreement and the Merger Agreement.

                                   ARTICLE II

                      Designated Affiliate and Adjustments

                 Section 2.1      Designated Affiliate. It is understood
and agreed among the parties that Purchaser may cause one or more companies which are directly or indirectly controlled by or under common control with Parent designated by it (the "Designated Affiliate" or "Designated Affiliates") to carry out some or all of the provisions of this Agreement (including, without limitation, the effectuation of the Acquisition Transaction); provided, however, that Purchaser shall nevertheless remain liable for all of its obligations and those of the Designated Affiliate or Affiliates hereunder.

                 Section 2.1 Adjustment Upon Changes in Capitalization. In the event of any change in any of the Shares by reason of any stock dividends, split-ups, mergers, recapitalization or other changes in the corporate or capital structure of the Company, the number and kind of such Shares subject to this Agreement shall be appropriately adjusted.

                                  ARTICLE III

                               Representations of
                          and Warranties by the Seller

                 Each Seller severally hereby represents and warrants to Purchaser and Parent as follows:

                 Section 3.1 Ownership of the Shares. Such Seller has full power and authority to tender, sell, assign and transfer the number of the shares of the Common Stock set forth opposite such Seller's name on the signature pages hereto (which are all the shares of the Common Stock which such Seller so owns), and will have (without exception) good and unencumbered title with respect to all of the Shares of such Seller, free and clear of all liens, restrictions, charges and encumbrances and such Shares will not be subject to any adverse claim whatsoever, and upon the delivery of and payment for the Shares of such Seller, Purchaser will receive good and


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unencumbered title with respect to all of such Shares, free and clear of all liens, restrictions, charges and encumbrances and such Shares will not be subject to any adverse claim whatsoever.

                 Section 3.2 Authorization, Valid and Binding Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Seller and constitutes the valid and binding agreement of Seller enforceable against such Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally or by general equitable principles.

                 Section 3.3 No Conflicts. Neither the execution and delivery of this Agreement nor the performance by such Seller of such Seller's obligations hereunder will constitute a violation of, or conflict with, or constitute a default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which such Seller is a party or by which such Seller is bound or any judgment, decree or order applicable to such Seller.

                                   ARTICLE IV

                             Representations of and
                       Warranties by Purchaser and Parent

                 Purchaser and Parent hereby represent and warrant to such Seller as follows:

                 Section 4.1 Authorization; Valid and Binding Agreement. This Agreement has been duly authorized by all necessary corporate action on the part of Purchaser and Parent. This Agreement has been duly and validly executed and delivered by Purchaser and Parent, and constitutes the valid and binding agreement of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors' rights generally or by general equitable principles.

                 Section 4.2 No Conflicts. Neither the execution and deliver of this Agreement nor the performance by Purchaser or Parent of its respective obligations hereunder will constitute a violation of, or conflict with, or constitute a default under, any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Purchaser or Parent is a party or by which Purchaser or Parent is bound or any judgment, decree or order applicable to Purchaser or Parent.

                                   ARTICLE V

                                   Covenants

                 Section 5.1 Negotiations. Following the execution of this Agreement by the Sellers, each Seller severally agrees not to, directly or indirectly, (i) initiate contact with, solicit or





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enter into negotiations with, any corporation, partnership, person or other entity (a "Third Party") concerning any possible proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined), or (ii) furnish any internal nonpublic financial or business information to any corporation, partnership, person or other entity in connection with any Acquisition Proposal; and each Seller severally agrees to notify Purchaser immediately if any discussions or negotiations are sought to be initiated, or any such information is requested, with respect to an Acquisition Proposal or potential Acquisition Proposal of if any Acquisition Proposal is received or indicated to be forthcoming. Purchaser and Parent each hereby acknowledge that any action taken by a Seller in such Seller's capacity as a director or executive officer of the Company contemplated by Section 5.2 of the Merger Agreement shall not constitute a violation by such Seller of such Seller's obligations under this Section 5.1. The term "Acquisition Proposal" means the occurrence of any of the following events: (a) the Company or any subsidiary of the Company is acquired by merger or otherwise by any Third Party; (b) the Company or any subsidiary of the Company enters into an agreement with a Third Party that contemplates the acquisition of 35% or more of the total assets of the Company and its subsidiaries taken as a whole; (c) the Company enters into a merger or other agreement with a Third Party that contemplates the acquisition of beneficial ownership of more than 35% of the outstanding shares of the Company's capital stock; or (d) a Third Party acquires more than 35% of the outstanding shares of the Company's capital stock.

                 Section 5.2 Other Transactions. Each Seller severally agrees that, prior to the termination of this Agreement, such Seller shall not engage in any action or omission that would have the effect of preventing or disabling such Seller from delivering the Shares of such Seller to Purchaser hereunder or otherwise performing such Seller's obligations under this Agreement or causing any representation of or warranty by such Seller to be untrue. Without limiting the foregoing and except as provided in this Agreement, each Seller severally agrees not to sell or transfer, or agree to sell or transfer, any of the Shares of such Seller or any interest in such Shares, shall keep such Shares free and clear of all liens, charges and encumbrances and voting agreements, commitments, agreements, understandings and arrangements of every kind and shall not give any proxy with respect to the voting power of such Shares until the termination of this Agreement.

                 Section 5.3 Guaranty. Parent hereby guarantees the due performance by Purchaser of any obligations of Purchaser hereunder.

                 Section 5.4 Employment Agreements. Each Seller severally agrees and Parent agrees, and shall cause the Company, to enter into an employment agreement in the form bearing the name of such Seller attached hereto as Exhibit A or B, as the case may be, immediately following the acceptance of shares of the Company's stock pursuant to the Offer contemplated by the Merger Agreement.

                                   ARTICLE VI

                                   [Reserved]





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                                  ARTICLE VII

                                  Termination

                 Section 7.1 Termination. This Agreement shall terminate at the earliest of (a) the time mutually agreed to by Purchaser, Parent and the Sellers expressed in writing, or (b) so long as Sellers are not in default under this Agreement, the termination of the Merger Agreement in accordance with its terms.

                 Section 7.2 Effect of the Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without liability on the part of any party or its directors, officers or shareholders. Nothing contained in this
Article VII shall relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII

                                 Miscellaneous

                 Section 8.1 Expenses. No party hereto will pay any fees and expenses incurred by any other party in connection with this Agreement, including without limitation the fees and expenses of such party's financial and legal advisors and any brokerage or finder's fee incurred by such party, each party representing that such party has incurred no obligation for any such fee for which any other party is responsible.

                 Section 8.2 Non-Survival of Representations and Warranties. The representations and warranties of Purchaser, Parent and the Seller in this Agreement or in any instrument delivered by Purchaser, Parent and any Seller pursuant to this Agreement shall not survive the Closing except for those contained in Sections 3.1, 4.1 and 8.3 which shall survive the Closing and any investigation at any time made by or on behalf of any party hereto.

                 Section 8.3 Non Registration. Purchaser acknowledges that the sale of the Shares has not been registered under the Securities Act of 1933, represents that it is not acquiring the Shares with a view to the distribution thereof, and agrees that it will not sell the Shares except pursuant to a registration statement under that Act or an exemption from registration thereunder.

                 Section 8.4 Assignment; Parties in Interest. Except as permitted by Section 2.1 hereof or as required by operation of law, this Agreement shall not be assignable by the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, Purchaser may assign this Agreement to an entity which controls or is controlled by the same persons who control Purchaser. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.





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                 Section 8.5      Entire Agreement; Amendments. This Agreement
and the documents referred to herein or delivered pursuant hereto which form a part hereof, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by written instrument duly executed by all the parties. Any condition to a party's obligations hereunder may be waived in writing by such party.

                 Section 8.6 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given (i) when delivered if delivery is made in person, by cable, telegram, telecopier or telex, (ii) on the next business day after mailing by means of an overnight delivery service, or (iii) on the fifth business day after deposit in the mails (registered or certified mail, postage prepaid, return receipt requested), as follows:

         (a)     If to Purchaser or Parent, to:

                 Laidlaw Inc.
                 3221 N. Service Road
                 P.O. Box 5028
                 Burlington, Ontario
                 Canada L7R 3Y8

                 Telecopy No. 905-332-6550
                 Telephone No. 905-336-1800
                 Attention: Ivan R. Cairns

         (b)     If to any Seller, to:

                 EmCare Holdings Inc.
                 1717 Main Street
                 Suite 5200
                 Dallas, Texas 75201

                 Telecopy No. (214) 712-2444
                 Telephone No. (214) 712-20000
                 Attention: [insert Seller's name]

or to such other address as the person to whom notice is to be given may have previously furnished to the other parties in writing in the manner set forth above. No notice, claim, certificate, request, demand or other communication shall be deemed to have been duly given to any party hereto unless





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deemed to have been duly given in the manner set forth above to both such party and any person or person designated to receive a copy.

                 Section 8.7 Law Governing. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

                 Section 8.8 Severability of Provisions. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                 Section 8.9 Counterparts; Headings. This Agreement may be executed simultaneously in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument. The article and section headings contained herein are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

                 Section 8.10 Remedies. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

                 Section 8.11 Fiduciary Duty. Nothing herein shall in any way affect any action by any director or executive officer of the Company that is required to be taken in order to discharge properly their fiduciary duties to the Company.

                 Section 8.12 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, property or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the Sellers, Purchaser or Parent, as the case may be, shall take all such necessary action.





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                 IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.

                                        EHI ACQUISITION CORP.


                                        By:
                                           -------------------------------
                                        Title:
                                              ----------------------------


                                        LAIDLAW INC.


                                        By:
                                           -------------------------------
                                        Title:
                                              ----------------------------



                                        SELLERS


Number of Shares
of Common Stock:______
                                        ----------------------------------
                                        Leonard M. Riggs, Jr., M.D.



Number of Shares
of Common Stock:_______
                                        ----------------------------------
                                        William F. Miller, III





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